Exhibit 3.4
CERTIFICATE OF DESIGNATION
OF
ADDITIONAL SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK
OF
CARDIOVASCULAR SYSTEMS, INC.
     Cardiovascular Systems, Inc., a corporation organized and existing under the Minnesota Business Corporation Act (hereinafter called the “Corporation”), hereby certifies that the following resolution establishing 13,000 additional shares of Series B Convertible Preferred Stock of the Corporation pursuant to Minnesota Statutes, Section 302A.401 was duly adopted by the directors of the Corporation on July 22, 2007:
     RESOLVED, that, subject to the approval of a majority of the holders of the Preferred Stock, the Board hereby authorizes and approves the form of Certificate of Designation attached hereto as Exhibit A designating an additional 13,000 shares of Series B Convertible Preferred Stock, and the President or Chief Financial Officer of the Company is authorized and directed to execute and file such Certificate of Designation with the Minnesota Secretary of State in the manner required by law.
     The undersigned further certifies that the Corporation has obtained the approval of a majority of the holders of its Preferred Stock and that consistent with the foregoing resolution the number of shares of Series B Convertible Preferred Stock is hereby increased from 2,162,162 to 2,175,162.
     I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of the corporation.
September 19, 2008

CARDIOVASCULAR SYSTEMS, INC.
/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer